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                                                   Exhibit 10(i)

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                SECOND AMENDED AND RESTATED
                      CREDIT AGREEMENT

               DATED AS OF DECEMBER 1, 1994

                          BETWEEN

          VIRGIN INTERACTIVE ENTERTAINMENT, INC.

                            AND

             BANK OF AMERICA NATIONAL TRUST
                 AND SAVINGS ASSOCIATION


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                        TABLE OF CONTENTS


SECTION                                                        PAGE

                               ARTICLE I
DEFINITIONS; FINANCIAL REQUIREMENTS; EFFECT OF THIS AGREEMENT.

1.01    Definitions...........................................  1
1.02    Financial Requirements................................  6

                               ARTICLE II
                        THE CREDIT FACILITIES

2.01    The Revolving Facility................................  7
2.02    Advances Under the Revolving Facility.................  7
2.03    Commercial Letters of Credit under the
          Revolving Facility..................................  9
2.04    Standby Letters of Credit Under the Revolving
          Facility............................................  9
2.05    General Provisions as to Letters of Credit............ 10
2.06    Mandatory Payment..................................... 10
2.07    Commitment Fee........................................ 10
2.08    Default Rate.......................................... 11
2.09    Early Termination..................................... 11
2.10    Guaranty.............................................. 11

                           ARTICLE III
        EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

3.01    Requests for Credit................................... 12
3.02    Oral Requests......................................... 12
3.03    Disbursements and Payments............................ 12
3.04    Branch Accounts....................................... 12
3.05    Evidence of Indebtedness.............................. 12
3.06    Debits to Borrower's Accounts......................... 12
3.07    Interest Calculation.................................. 13
3.08    Late Payments; Compounding............................ 13
3.09    Business Day.......................................... 13
3.10    Taxes and Other Charges............................... 13
3.11    Illegality............................................ 14
3.12    Increased Costs....................................... 15
3.13    Funding Losses........................................ 15
3.14    Inability to Determine Rates.......................... 15
3.15    Certificate of the Bank............................... 15
3.16    Survival.............................................. 15


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                                   ARTICLE IV
                      CONDITIONS TO AVAILABILITY OF CREDIT.

4.01 Conditions to Each Extension of Credit . . . . . . . . . . . . . . 16


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

5.01 Corporate Existence and Power  . . . . . . . . . . . . . . . . . . 17
5.02 Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
5.03 Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . 17
5.04 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 17
5.05 Permits Franchises . . . . . . . . . . . . . . . . . . . . . . . . 18
5.06 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.07 No Event of Default  . . . . . . . . . . . . . . . . . . . . . . . 18
5.08 Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
5.09 No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 18
5.10 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . 18
5.11 Chief Executive Office; Corporate Structure  . . . . . . . . . . . 19


                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

6.01 Notices of Certain Events  . . . . . . . . . . . . . . . . . . . . 20
6.02 Financial and Other Information. . . . . . . . . . . . . . . . . . 20
6.03 Books, Records, Audits and Inspections . . . . . . . . . . . . . . 21
6.04 Use of Facility  . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.05 Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.06 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 21
6.07 Change in Name . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.08 Additional Acts  . . . . . . . . . . . . . . . . . . . . . . . . . 21


                                  ARTICLE VII
                               NEGATIVE COVENANTS

7.01 Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 22
7.02 Existence and Properties . . . . . . . . . . . . . . . . . . . . . 22
7.03 Liquidations and Mergers . . . . . . . . . . . . . . . . . . . . . 22
7.04 Business Activities  . . . . . . . . . . . . . . . . . . . . . . . 23
7.05 Regulations G, T, U, and X . . . . . . . . . . . . . . . . . . . . 23


                                  ARTICLE VIII
                               EVENTS OF DEFAULT

8.01 Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . 24
     (a) Failure to Pay . . . . . . . . . . . . . . . . . . . . . . . . 24
     (b) Breach of Representation or Warranty . . . . . . . . . . . . . 24

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     (c) Other Defaults  . . . . . . . . . . . . . . . . . . . . . . . . 24
     (d) Trade Suits . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (e) Judgments . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (f) Failure to Pay Debts; Voluntary Bankruptcy  . . . . . . . . . . 24
     (g) Involuntary Bankruptcy  . . . . . . . . . . . . . . . . . . . . 24
     (h) Suspension of Business  . . . . . . . . . . . . . . . . . . . . 25
     (i) Default of Other Financial Obligations  . . . . . . . . . . . . 25
     (j) Default under other Credit Documents  . . . . . . . . . . . . . 25
     (k) Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 25
     (l) Default of Viacom Obligations under Viacom Credit Documents . . 25
8.02 Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25


                                   ARTICLE IX
                                 MISCELLANEOUS

9.01 Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . 27
9.02 Consents and Waivers  . . . . . . . . . . . . . . . . . . . . . . . 27
9.03 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
9.04 Costs and Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . 27
9.05 Integration; Amendment  . . . . . . . . . . . . . . . . . . . . . . 27
9.06 Destruction of the Borrower's Documents . . . . . . . . . . . . . . 27
9.07 Participations  . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.08 General Indemnification . . . . . . . . . . . . . . . . . . . . . . 28
9.09 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
9.10 Headings; Interpretation  . . . . . . . . . . . . . . . . . . . . . 29
9.11 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
9.12 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

                SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of December 1, 1994, between VIRGIN INTERACTIVE ENTERTAINMENT, INC., a Delaware corporation (the "Borrower") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

                                RECITALS

        This Agreement is entered into upon the basis of the following facts, intentions and understandings of the parties:

        1. The Borrower and the Bank are parties to that certain Amended & Restated Credit Agreement, dated as of August 8, 1994 (the "Credit Agreement").

        2. All obligations of the Borrower under the Credit Agreement and the other Credit Documents were guaranteed by Blockbuster Entertainment Corporation ("Blockbuster") pursuant to the Blockbuster Guaranty.

        3. As of the date hereof, (i) Spelling Entertainment Group Inc., a Florida corporation ("Spelling"), owns approximately ninety percent (90%) of the outstanding equity of Virgin Interactive Entertainment PLC, a company organized under the laws of England ("VIE plc") and VIE plc owns all of the outstanding equity of the Borrower, and (ii) Viacom Inc. ("Viacom"), a Delaware corporation owns approximately seventy-eight percent (78%) of the outstanding equity of Spelling.

        4. On September 29, 1994, Blockbuster consummated a merger with and into Viacom and Viacom delivered a new guaranty to supersede the Blockbuster Guaranty.

        5. The Borrower and the Bank desire to amend the Credit Agreement and the Credit Documents all as hereinafter set forth.

        In consideration of the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                ARTICLE I
DEFINITIONS; FINANCIAL REQUIREMENTS; EFFECT OF THIS AGREEMENT.

        1.01  Definitions.  The following terms have the meanings indicated:

              "Advance":  an advance hereunder.

              "Availability Period": the period commencing on the date of this Agreement and ending on the date that is the earlier
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to occur of (i) March 31, 1995, or (ii) the date on which the Bank's commitment to extend credit hereunder terminates.

        "Blockbuster": specified in the Recitals hereof.

        "Blockbuster Guaranty": a guaranty dated as of August 8, 1994 by Blockbuster guarantying all the obligations of the Borrower under the Credit Agreement.

        "Business Day": any day other than a Saturday, a Sunday, or other day on which commercial banks in San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore interbank market.

        "CD Rate": for any CD Rate Interest Period, the rate of interest (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

        CD Rate = Certificate of Deposit Rate + Assessment
                  ---------------------------      Rate
                   1.00 - Reserve Percentage

Where:

                "Assessment Rate" means, for any day of such CD Rate Interest Period, the rate determined by the Bank as equal to the annual assessment rate in effect on day of such CD Rate Interest Period that is payable to the FDIC by a member of the Bank Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R.
     Section 327.3) for insuring time deposits at offices of such member in the United States, or, in the event that the FDIC shall at any time hereafter cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by commercial banks (whether or not applicable to the Bank) for insuring time deposits at offices of such banks in the United States.


                "Certificate of Deposit Rate" means for any CD Rate Interest Period, the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upward to the nearest 1/100th of 1%) of the rates notified to the Bank as the rates of interest bid by two or more certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of dollar certificates of deposit issued by major United States banks, for a maturity comparable to the CD Rate Interest Period and in the approximate amount of the

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        CD Rate Advance to be made, at the time selected by the Bank on the first day of such CD Rate Interest Period.

                "Reserve Percentage" means for any day of such CD Rate Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%), as determined by the Bank, in effect on such day (including any ordinary, marginal, emergency, supplemental, special and other reserve percentages) prescribed by the Federal Reserve Board for determining the maximum reserves to be maintained by member banks of the Federal Reserve System with deposits exceeding $1,000,000,000 for new non-personal time deposits for a period comparable to the CD Rate Interest Period and in an amount of $100,000 or more.

        "CD Rate Advance": an Advance that bears interest based on the CD Rate.

        "CD Rate Interest Period": for each CD Rate Advance, the period commencing on the date the CD Rate Advance begins to bear interest at a rate related to the CD Rate and ending 30, 60, 90, or 180 days thereafter, as requested by the Borrower; provided, however, that no such CD Rate Interest Period shall extend beyond June 30, 1995.

        "Code": the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

        "Credit Documents": collectively, this Agreement, the Guaranty, and any letter of credit or amendments delivered in connection with the credits established herein and the transactions contemplated hereby.

        "Default": any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        "Dollars", "dollars" and "$": each, lawful money of the United States.

        "Dollar Advances": specified in subsection 2.01(b).

        "Environmental Laws": any foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, any and all requirements of law and any and all common law requirements, rules, and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of

                                       3


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human health or the environment, as now or may at any time hereafter may be in effect.

        "Equivalent Amount": (i) whenever this Agreement (or the Guaranty) requires or permits a determination on any date of the equivalent in Dollars of an amount expressed in an Offshore Currency, the equivalent amount in Dollars of any amount expressed in an Offshore Currency as determined by the Bank on such date on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the relevant date; or (ii) whenever this Agreement (or the Guaranty) requires or permits a determination on any date of the equivalent in an Offshore Currency of an amount expressed in Dollars, the equivalent amount in an Offshore Currency of an amount expressed in Dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of such Offshore Currency with Dollars on the relevant date.

        "Event of Default": any event listed in Article VIII of this Agreement.

        "Facility Amount": specified in subsection 2.01(c).

        "FDIC": the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

        "Guaranty": a guaranty in form and substance satisfactory to the Bank, executed by Viacom, Inc. guarantying all obligations of the Borrower hereunder.

        "Hazardous Substance": any hazardous or toxic substance, material, or waste, defined, listed, classified, or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum, or petroleum products (including gasoline, crude oil, or any fraction thereof), polychlorinated bephenyls, and urea-formaldehyde insulation.

        "IRS": the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

        "L/C Outstanding Amount": at any time, the undrawn amount of any letter of credit at such time, plus the amount of all drafts or drawings paid or accepted by the Bank which have not yet been reimbursed to the Bank, plus any other obligation or liability of the Borrower to the Bank with respect to any letter of credit issued under this Agreement.

        "Material Adverse Effect": a material adverse change in, or a material adverse effect upon, the results of operations, business, properties and financial condition of the Borrower or Viacom Inc. and its Subsidiaries taken as a whole.

        "Offshore Currency":  specified in subsection 2.01(b).

        "Offshore Currency Advance":  specified in subsection 2.01(b).

        "Offshore Rate" means for any Offshore Rate Interest Period the rate of interest per annum equal to the rate at which dollar deposits for such Offshore Rate Interest Period and in an amount comparable to the amount of the Offshore Rate Advance during such Offshore Rate Interest Period would be offered by the Bank's London Branch to major banks in the London eurodollar market at or about 11:00 a.m. (London time) on the second Business Day before the first day of such Offshore Rate Interest Period.

        "Offshore Rate Advance": an Advance for which interest is based on the Offshore Rate.

        "Offshore Rate Interest Period": for each Offshore Rate Advance, the period commencing on the date the Offshore Rate Advance begins to bear interest at a rate related to the Offshore Rate and ending one, two, three, or six months thereafter, as requested by the Borrower; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the applicable offshore interbank markets as from time to time in effect, and provided further that no such interest period shall extend beyond June 30, 1995.

        "Reference Rate": for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Reference Rate Advance": an Advance that bears interest based on the Reference Rate.

        "Revolving Facility":  the line of credit described in Section 2.01.

        "Revolving Maturity Date":  June 30, 1995.

        "Spelling":  specified in the Recitals hereof.

                                     5

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     "Spot Rate": for a currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

     "Subsidiary": of the Borrower, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower or a combination thereof; of Viacom Inc., any corporation, association, partnership joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by Viacom Inc. or one or more Subsidiaries of Viacom Inc. or a combination thereof.

     "Viacom Credit Documents" means the Credit Agreement, dated as or July 1, 1994, as amended, among Viacom Inc. The Bank of New York, Citibank and Bank of America, as Managing Agents, The Bank of New York, as Documentation Agent, Citibank, as Administrative Agent, JP Morgan Inc., a Syndication Agent, the banks identified on the signature pages as agents and the banks party thereto, and (2) the Credit Agreement, dated as of September 29, 1994, among Viacom Inc., The Bank of New York, Citibank and Bank of America, as Managing Agents, The Bank of New York, as Documentation Agent, Citibank, a Administrative Agent, JP Morgan Inc., as Syndication Agent, the bank identified on the signature pages as agents and the banks party thereto.

     "VIE plc": specified in the Recitals hereof.

     1.02 Financial Requirements. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States, consistently applied.


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
                                   ARTICLE II
                             THE CREDIT FACILITIES

2.01  The Revolving Facility.

        (a) From time to time during the Availability Period, subject to the terms and provisions hereof, the Bank, on a revolving basis, will (i) make Advances to the Borrower and (ii) create and issue commercial and standby letters of credit for the Borrower's account.

        (b) Advances hereunder may be made in (i) dollars ("Dollar Advances"), and (ii) in a lawful currency other than dollars which is freely transferable and convertible into dollars and is traded in the offshore and interbank currency markets at the time of the Advance (an "Offshore Currency") ("Offshore Currency Advances").

        (c) The aggregate of (i) all Dollar Advances, (ii) the Equivalent Amount of all Offshore Currency Advances, and (iii) the L/C Outstanding Amount of all letters of credit, may not exceed, at any time prior to August 29, 1994, $15,000,000 and, at any time on and after August 29, 1994, $75,000,000 (in any such case, the "Facility Amount").

2.02  Advances Under the Revolving Facility.

        (a) Subject to the other provisions of this Section, Dollar Advances under the Revolving Facility shall bear interest at a rate per annum equal to the Reference Rate. The Borrower shall pay interest monthly on the last day of each month until the Revolving Maturity Date, on which date all accrued and unpaid interest shall be due and payable. The Borrower shall repay the principal amount of each Reference Rate Advance on the date such advance is converted into an Offshore Rate Advance or a CD Rate Advance under subsections
(b) or (c), below, and on the last day of the Availability Period.

        (b) In lieu of the interest rate described above, the Borrower may from time to time prior to the last day of the Availability Period elect to have all or portions of Advances under the Revolving Facility be in Dollars or an Offshore Currency and bear interest at the Offshore Rate plus .625% per annum during an Offshore Rate Interest Period, subject to the following requirements:

                (i) Each Offshore Rate Advance shall be for an amount not less than $1,000,000;

          (ii) The Borrower shall repay the principal and interest of each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance;

          (iii) Any payment of an Offshore Rate Advance prior to the last day of the Offshore Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by the Bank to an Offshore Rate Advance, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by Section 3.13.

     (c) In lieu of the interest rates described above in this Section, the Borrower may, from time to time prior to the last day of the Availability Period, elect to have all or portions of Advances under the Revolving Facility be in Dollars and bear interest at the CD Rate plus .625% per annum during a CD Rate Interest Period, subject to the following requirements:

          (i) Each CD Rate Advance shall be in an amount not less than $1,000,000;

          (ii) The Borrower shall repay the principal and interest of each CD Rate Advance on the last day of the CD Rate Interest Period for such Advance;

          (iii) Any payment of a CD Rate Advance prior to the last day of the CD Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including mandatory payments required under this Agreement and applied by the Bank to a CD Rate Advance, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by Section 3.13.

     (d) The Borrower shall repay to the Bank in full on the Revolving Maturity Date the aggregate principal amount of the Advances outstanding on that day.

     (e) For purposes of determining the Borrower's compliance with subsection 2.01(c), the Equivalent Amount of Offshore Currency Advances shall be determined, and redetermined by the Bank as of the applicable borrowing date in respect of such Advance, or on the date such Advance was converted into an Offshore Currency Advance under subsection 2.02(b) and on the last Business Day of each month.

        2.03  Commercial Letters of Credit under the Revolving Facility.

                (a) From time to time during the Availability Period, the Bank will, upon the request of the Borrower, issue commercial letters of credit for the Borrower's account, subject to the terms and provisions hereof. Each commercial letter of credit shall be denominated in dollars and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Security Agreement for Commercial Letter of Credit (or such other form as the Bank may require) executed by the Borrower.

                (b)  Each commercial letter of credit shall:

                     (i) expire on or before 180 days after the date such letter of credit is issued, but in no event later than the Revolving Maturity Date;

                     (ii)  require drafts payable in dollars at sight; and

                     (iii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank.

                (c) The Borrower shall pay to the Bank (i) an issuance fee for each commercial letter of credit issued hereunder which is the greater of (x) .125% of the face amount of the letter of credit, or (y) $200, and (ii) a negotiation fee for each such letter of credit which is the greater of (x) .125% of the face amount of the letter of credit, or
        (y) $200.

        2.04  Standby Letters of Credit Under the Revolving Facility.

                (a) From time to time during the Availability Period, the Bank will, upon the request of the Borrower, issue standby letters of credit for the Borrower's account, subject to the terms and provisions hereof. Each standby letter of credit shall be denominated in dollars and issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit (or such other form as the Bank may require) executed by the Borrower.

                (b) Each standby letter of credit shall: (i) expire on or before one year after the date such letter of credit is issued, but in no event later than the Revolving Maturity Date; and (ii) be otherwise in form and substance and in favor of beneficiaries and for purposes satisfactory to the Bank.

                (c) The Borrower shall pay to the Bank a nonrefundable fee equal to the greater of (i) 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, or (ii) $250 per annum, payable quarterly in arrears, and calculated on the basis of the face amount outstanding on the day the fee is calculated. However, if an Event of Default exists, at the option of the Bank, the amount of the fee shall be increased to 3.25% per annum, commencing on the day the Bank provides notice of the increase to the Borrower. The Borrower shall also pay such other fees and commissions at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to any standby letters of credit.

        2.05 General Provisions as to Letters of Credit. Each draft paid by the Bank under a letter of credit issued hereunder shall be reimbursed by the Borrower to the Bank on the date such draft is paid by the Bank. Any sum owed to the Bank with respect to a letter of credit issued for the Borrower's account which is not paid when due shall, at the option of the Bank in each instance, be deemed to be an Advance outstanding under the Revolving Facility and shall thereafter bear interest at the Reference Rate; provided, however, that if by treating such sum as an Advance outstanding under the Revolving Facility the aggregate of all Advances and the L/C Outstanding Amount of all letters of credit would exceed the then applicable Facility Amount, then such sum shall bear interest at the Default Rate.

        2.06 Mandatory Payment. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, the Borrower shall pay to the Bank, upon demand, the amount of the excess, provided, that if the foregoing applies due to a change in applicable rates of exchange between Dollars and Offshore Currencies, the Borrower shall be obligated to pay such amount only if the excess is greater than $100,000 or the Equivalent Amount thereof. Payments under this Section may be applied to the obligations of the Borrower to the Bank in the order and manner as the Bank in its discretion may determine. Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank with respect thereto.

        2.07 Commitment Fee. The Borrower shall pay to the Bank a commitment fee at the rate of .125% per annum on the average daily unused portion of the credit provided under this Agreement. For purposes of computing the unused portion, the L/C Outstanding Amount shall be deemed to be usage. The commitment fee shall be computed on a calendar quarter basis, except for the last period which shall end on the last day of the Availability Period. The commitment fee shall be payable on the last day of each successive calendar quarter and on the last day of the Availability Period.

        2.08 Default Rate. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, (a) Advances under the Revolving Facility shall at the option of the Bank bear interest at a rate per annum which is two percent (2%) per annum higher than the rate of interest otherwise provided under this Agreement, and
(b) Offshore Currency Advances shall at the option of the Bank be redenominated and converted into Reference Rate Advances in Dollars.

        2.09 Early Termination. The Borrower may at any time terminate the Bank's commitment to extend credit hereunder by paying in full the entire amount of credit outstanding hereunder (including the L/C Outstanding Amount, together with any sums due under Section 3.13). Payments to be applied to outstanding letters of credit and drafts accepted under letters of credit, may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's obligations to the Bank with respect thereto.

        2.10 Guaranty. All obligations of the Borrower under this Agreement and the other Credit Documents shall be guaranteed by Viacom Inc. pursuant to the Guaranty.

                                  ARTICLE III
           EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

        3.01 Requests for Credit. Each request for an extension of credit shall be made in writing on a form acceptable to the Bank or in any other manner acceptable to the Bank. By delivering such a request to the Bank on or before 10:00 a.m., San Francisco time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than three nor more than five Business Days' notice, that an extension of credit be made hereunder. On the terms and subject to the conditions of this Agreement, each extension of credit hereunder shall be made on the Business Day specified in such request.

        3.02 Oral Requests. At the Bank's sole discretion in each instance, the Bank may accept telephone requests to make or to repay extensions of credit. Extensions of credit requested by telephone shall be deposited into the Borrower's commercial account number 12574-53915 at the Global Payment Operations branch of the Bank, or such other account(s) as may be specified in writing by the Borrower.

        3.03 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower under this Agreement shall be made in the funds and at such branch of the Bank as the Bank may from time to time select.

        3.04 Branch Accounts. Each extension of credit under this Agreement shall be made for the account of such branch, office, or affiliate of the Bank as the Bank may from time to time select.

        3.05 Evidence of Indebtedness. Principal, interest, and all other sums due to the Bank under this Agreement shall be evidenced by entries in records maintained by the Bank, and, if required by the Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest, and all other sums due under this Agreement shall be evidenced by entries to records maintained by the Bank. The loan accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the credit extended hereunder and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Advances.

        3.06 Debits to Borrower's Accounts. The Borrower hereby authorizes the Bank to debit the Borrower's account number 12574-53915 at the Global Payment Operations branch of the Bank in the amount of principal, interest, fees, or any other amount due under this Agreement or under any instrument or agreement required under this Agreement. The Bank may, at its option, debit the account on the date such amounts become due, or, if such due date is not a Business Day, on the next Business Day after such due date. If there are insufficient funds in the account to cover the amount debited to the account in accordance with this Section, such debit may be reversed in whole or in part, at the option of the Bank in its sole discretion, and the amount not debited shall be deemed to remain unpaid.

     3.07  Interest Calculation.   Except as otherwise stated in this
Agreement, all interest and fees, if any, payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365-366 day year were used.

     3.08  Late Payments; Compounding.   Any sum payable by the Borrower
hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Reference Rate plus two percent (2%) per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

     3.09  Business Day.   Any sum payable by the Borrower hereunder which
becomes due on a day which is not a Business Day shall be due on the next Business Day after such due date, unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day. Any payments received by the Bank on a day which is not a Business Day shall be deemed to be received on the next
Business Day after such date of receipt.

     3.10  Taxes and Other Charges.

           (a)(i) If any taxes (other than taxes on net income (A) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and (B) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Borrower's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited to, payments made pursuant to this Paragraph, the Borrower shall pay all such taxes and shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                (ii) The additional amounts necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed shall be calculated pursuant to the formula:

                                    (W) (t) (i)
                                y = -----------
                                       1-w-t

        where the terms are defined as follows:

        y = additional payment to be made to the Bank w = withholding tax rate levied by foreign government t = the Bank's combined Federal and state tax rate i = amount of interest to be paid on Credit (computed by using the base rate plus quoted spread)
        1 = one

        (b) The Borrower will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Borrower pursuant to subparagraph (a) above. The Borrower will deliver receipts to the Bank within 30 days after the due date for the related tax.

3.11  Illegality.

        (a) If the Bank shall determine that (i) the introduction of any law, rule, regulation, treaty, or determination of an arbitrator or court or other governmental authority or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for the Bank to make or extend any Advance or other credit under this Agreement, or (ii) any order, judgment, or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank from making or extending any Advance or other credit hereunder, then, on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or extend such Advance or other credit shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.

        (b) If the Bank shall determine that it is unlawful to maintain any Offshore Rate Advance hereunder, the Borrower shall prepay in full all Offshore Rate Advances then outstanding, together with interest accrued thereon, either on the last day of the applicable Offshore Rate Interest Period if the Bank may lawfully continue to maintain such Advances to such day and such loans have an interest period, or immediately, if the Bank may not lawfully continue to maintain such Advances, together with any amounts required to be paid in connection therewith pursuant to Section 3.13.

        3.12 Increased Costs. The Borrower agrees to pay to the Bank, on demand, the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to this facility in a manner determined by the Bank, using any reasonable method. The costs include the following:

                (a) any reserve or deposit requirements; and

                (b) any capital requirements relating to the Bank's assets and commitments for credit.

        3.13 Funding Losses. The Borrower agrees to reimburse the Bank and to hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of the failure of the Borrower to make any payment or prepayment of principal of any Advance hereunder made at a rate of interest related to the Offshore Rate or the CD Rate (including, without limitation, payments made after any acceleration thereof), or to borrow at such a rate, or the prepayment of an Advance which bears interest at such a rate on a day which is not the last day of the interest period with respect thereto; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances made at a rate related to the Offshore Rate, the CD Rate hereunder or from fees payable to terminate the deposits from which such funds were obtained.

        3.14 Inability to Determine Rates. The Bank will have no obligation to accept an election for an Offshore Rate Advance or a CD Rate Advance if (i) deposits in the applicable currency in the principal amount, and for the periods equal to the interest period, for such Advance are not available in the applicable market; or (ii) the Offshore Rate or CD Rate does not accurately reflect the cost of such Advance.

        3.15 Certificate of the Bank. If the Bank claims any reimbursement or compensation pursuant to Section 3.12 or Section 3.13 hereof, then the Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank thereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

        3.16 Survival. The agreements and obligations of the Borrower under Sections 3.10 through 3.15 hereof shall survive the payment of all other obligations of the Borrower hereunder.

                                   ARTICLE IV
                     CONDITIONS TO AVAILABILITY OF CREDIT.

        The Bank's obligation to extend credit under this Agreement is subject to the Bank's receipt of the following, each of which must be in form and substance satisfactory to the Bank.

        4.01    Conditions to Each Extension of Credit.    Before each
extension of credit, including the first:

                (a) The representations and warranties of the Borrower contained in this Agreement and of Viacom Inc. contained in the Guaranty shall be true as of the date of each extension of credit; and

                (b) Immediately prior to and immediately after giving effect to such extension of credit, no Default or Event of Default shall exist.

        Each request for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such request and as of the date of each extension of credit, that the conditions in this Section are satisfied.

                               ARTICLE V
                    REPRESENTATIONS AND WARRANTIES


        The Borrower represents and warrants that:

        5.01 Corporate Existence and Power. The Borrower: (a) is a Delaware corporation duly organized and existing under the laws of the jurisdiction of its organization; (b) has the power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and to execute, deliver, and perform its obligations under, the Credit Documents; and (c) is duly qualified and properly licensed and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such license or qualification.

        5.02 Authorization. The execution, delivery, and performance by the Borrower and of this Agreement and any other Credit Document to which it is a party, have been duly authorized by all necessary corporate action, and do not and will not:

                (a) contravene the terms of any of its organizational or charter documents;

                (b) conflict with or result in any breach or contravention of, or the creation of any lien, security interest, or charge under, any material agreement, contract, indenture, document, or instrument to which the Borrower is a party or by which any of its property is bound, or any order, injunction, writ, or decree of any governmental authority to which the Borrower or any of its property is subject; or

                (c) violate any law, rule, regulation, or determination of an arbitrator or of a court or other governmental authority, in each case applicable to or binding upon the Borrower or any of its property.

         5.03 Enforceability. This Agreement is a legal, valid, and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and the other Credit Documents and any other instrument or agreement required under this Agreement, when executed and delivered, will be legal, valid, binding, and enforceable in accordance with its terms against the Borrower.

        5.04 Compliance with Laws. The Borrower is in compliance with all federal, state and local laws, rules, regulations and determinations of arbitrators, courts and other governmental authorities materially affecting the business, operations or property of the Borrower (including, without limitation, Environmental Laws), except for such non-compliance that will not have a Material Adverse Effect.

     5.05 Permits Franchises. The Borrower possesses all permits, memberships, franchises, contracts, and licenses required and all trademark rights, trade name rights, patent rights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

     5.06 Litigation. There is no litigation, tax claim, proceeding, governmental or administrative action, or dispute pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its properties, the adverse determination of which would have a Material Adverse Effect on the Borrower's consolidated financial condition or operations or impair the Borrower's ability to perform its obligations hereunder, under any other Credit Document, or under any instrument or agreement required hereunder.

     5.07 No Event of Default. There exists no Default or Event of Default.

     5.08 Tax Returns. As of the Closing Date, the Borrower has no knowledge of any pending assessments or adjustments with respect to its income tax liabilities for any year except as disclosed in writing to the Bank prior to the date hereof.

     5.09 No Material Adverse Effect. Since September 30, 1994, there has been no Material Adverse Effect.

     5.10 Environmental Matters.

          (a) Except to the extent that, in the aggregate, a Material Adverse Effect could not result therefrom, (i) the properties of the Borrower do not contain and have not previously contained (at, under, or about any such property) any Hazardous Substances or other contamination (A) in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws, (B) which could interfere with the continued operation of such property, or (C) which could impair the fair market value thereof; and (ii) there has been no transportation or disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of the Borrower or any of its Subsidiaries in violation of or in any manner which could give rise to liability under any Environmental Laws.


          (b) The Borrower has not received, nor is it aware of, any material claim or notice of material violation, alleged material violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the properties or operations of the Borrower, nor does the Borrower have knowledge or reason to believe that any such action is being contemplated, considered, or threatened.

     5.11 Chief Executive Office; Corporate Structure. The chief executive office of the Borrower is located within the State of California.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

     So long as credit is available under this Agreement and until full and final payment of all of the Borrower's obligations under this Agreement and any other Credit Document or instrument or agreement required under or entered into pursuant to this Agreement:

     6.01 Notices of Certain Events. The Borrower shall promptly give written notice to the Bank of:

          (a) all litigation affecting the Borrower where the amount claimed is Four Million Dollars ($4,000,000) or more;

          (b) any dispute which may exist between the Borrower and any governmental regulatory body or law enforcement authority that would have a Material Adverse Effect;

          (c)  any Event of Default or any Default;

          (d) any condition, circumstance, occurrence, or event that could result in a material liability as to the Borrower under any Environmental Laws; and

          (e) any other matter which has resulted or would reasonably be expected to result in a Material Adverse Effect.


     6.02 Financial and Other Information. Viacom shall promptly deliver to the Bank:

          (a) Within 60 days after the close of the first three quarters of each fiscal year of Viacom, a copy of the unaudited consolidated balance sheet of Viacom and its Subsidiaries as at the end of such quarter and the related consolidated statements of income and retained earnings and statements of changes in financial position for such period and for the elapsed portion of the fiscal year ended with the last day of such period, in each case setting forth comparative figures for the related periods in the prior fiscal year, subject to normal year-end audit adjustments; and

          (b) Within 120 days after the close of each fiscal year of Viacom, a copy of the audited consolidated balance sheet of Viacom, and its Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and statements of changes in financial position for such period, in each case setting forth comparative figures for the prior fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in accordance with generally acceptable accounting principles.

     6.03 Books, Records, Audits and Inspections. The Borrower shall maintain adequate books, accounts and records, and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Borrower or the Borrower's business, and permit employees or agents of the Bank at any reasonable time to inspect the Borrower's properties, and to examine or audit the Borrower's books, accounts, and records and make copies and memoranda thereof.

     6.04 Use of Facility. The Borrower shall use the credit facility provided herein solely for working capital and other general corporate purposes not in contravention of any requirement of law.

     6.05 Insurance. The Borrower shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of businesses similar to those of the Borrower, including, without limitation, fire, extended coverage, public liability (including coverage for contractual liability), property damage (including use and occupance), business interruption, and workers' compensation, all carried by insurers and in amounts reasonably satisfactory to the Bank.

     6.06 Compliance with Laws. The Borrower shall at all times comply with all laws, statutes (including but not limited to any fictitious name statute), rules, regulations, orders, and directions of any governmental authority having jurisdiction over the Borrower or the business of the Borrower (including, without limitation, all Environmental Laws).

     6.07 Change in Name, Structure or Location. The Borrower shall notify the Bank in writing prior to any change in (a) the Borrower's name, (b) the Borrower's business or legal structure, or (c) the Borrower's place of business or chief executive office.

     6.08 Additional Acts. The Borrower shall perform, on request of the Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or otherwise to carry out the intent of this Agreement.

                                 ARTICLE VII
                              NEGATIVE COVENANTS

        So long as credit is available under this Agreement and until full and final payment of all of the Borrower's and any Subsidiaries' obligations under this Agreement and any other Credit Document or instrument or agreement required under or entered into pursuant to this Agreement.

        7.01 Other Indebtedness. The Borrower shall not create, incur, assume, or permit to exist any indebtedness or liabilities for or resulting from borrowed money, loans, or advances, or for the deferred purchase price of property under capital leases, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm, or corporation; provided, however, that this Section shall not be deemed to prohibit:

                (a) the acquisition of goods, supplies, or merchandise (including, for purposes hereof, film rights and interactive, multimedia rights) on normal trade credit; or

                (b) the execution of bonds or undertakings in the ordinary course of its business as presently conducted; or

                (c) indebtedness of the Borrower to the Guarantor or to another Subsidiary of the Guarantor; or

                (d) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted.

        7.02 Existence and Properties. The Borrower shall maintain and preserve its existence and all rights, privileges, and franchises now enjoyed, conduct its business in an orderly, efficient, and customary manner, keep all the its properties in good working order and condition, and from time to time make all needed repairs, renewals, or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

        7.03 Liquidations and Mergers. The Borrower shall not liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, or other combination; provided, however, that the Borrower may merge or consolidate with (i) a subsidiary of Viacom, or (ii) another corporation, provided that (a) the Borrower is the surviving corporation in such merger, (b) no cash consideration is paid by the Borrower in connection with such merger, and (c) the Borrower is in compliance with all terms and conditions of this Agreement and the other Credit Documents in effect to such transaction no Default or Event of Default.

     7.04 Business Activities. The Borrower shall not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

     7.05 Regulations G, T, U, and X. The Borrower shall not use any portion of the proceeds of any borrowings or extensions of credit hereunder, directly or indirectly, (i) to purchase or carry margin stock (within the meanings of Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System), (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry any such margin stock, (iii) to extend credit for the purpose of purchasing or carrying any such margin stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

                                ARTICLE VIII
                             EVENTS OF DEFAULT

        8.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement.

                (a) Failure to Pay. The Borrower fails to pay, when due, any installment of principal, or, within three (3) Business Days after the date when due any interest, fee or any other sum due under this Agreement in accordance with the terms hereof.

                (b) Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made.

                (c) Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document, and such default shall continue unremedied for a period of 20 days after the initial occurrence thereof.

                (d) Trade Suits. One or more suits are filed against the Borrower by a trade creditor or trade creditors of the Borrower in the aggregate amount of $2,000,000 or more, which is not fully covered by third party insurance and which remains unpaid, unbonded, unvacated or unstayed for a period of 30 days after the filing thereof.

                (e) Judgments. One or more final judgments or arbitration awards are entered against the Borrower or any guarantor of any of the Borrower's obligations to the Bank, or the Borrower or any such guarantor enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of $2,000,000 or more on a claim or claims not fully covered by insurance and not vacated or discharged within 60 days.

                (f) Failure to Pay Debts; Voluntary Bankruptcy. The Borrower or any guarantor of any of the Borrower's (i) fails to pay the Borrower's or such guarantor's debts generally as they come due, or
        (ii) files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

                (g) Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against the

Borrower or any guarantor of any of the Borrower's obligations to the Bank, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of the Borrower or such guarantor; provided, however, that such Event of Default shall be deemed cured if such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of said filing or appointment.

          (h) Suspension of Business. The Borrower voluntarily suspends its business.

          (i) Default of Other Financial Obligations. Any default occurs under any other agreement involving the borrowing of money or the extension of credit to which the Borrower may be a party as borrower, guarantor, or installment purchaser, if such default consists of the failure to pay any obligation when due or if such default gives to the holder of the obligation concerned the right to accelerate the obligation.

          (j) Default under other Credit Documents. The Guaranty or any other Credit Document (other than this Agreement), or other agreement or instrument required hereunder or executed in connection herewith is breached or becomes ineffective or any default occurs under any such agreement or instrument.

          (k) Material Adverse Effect. There shall occur a Material Adverse Effect.

          (l) Default of Viacom Obligations under Viacom Credit Documents. An Event of Default occurs and is continuing and has not been waived under any of the Viacom Credit Documents.

     8.02 Remedies. If any Event of Default occurs,

          (a) any indebtedness of the Borrower under any of the Credit Documents, any term thereof to the contrary notwithstanding, shall at the Bank's option (but automatically upon the occurrence of an Event of Default described in subsection 8.01(f)(ii) or subsection 8.01(g)) and without notice become immediately due and payable without presentment, demand, protest, or notice of dishonor, or any other notice, all of which are hereby expressly waived by the Borrower to the full extent permitted by law, and the Bank may declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any then outstanding letters of credit (whether or not any beneficiary shall have presented, or be entitled at such time to present, the drafts or other documents required to draw under such letters of credit) to be immediately due and payable;

                (b) the obligation, if any, of the Bank to make further loans or extensions of credit hereunder shall immediately cease and terminate; and

                (c) the Bank shall have all rights, powers, and remedies available under each of the Credit Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit accommodation described herein, and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.


        All rights, powers, and remedies of the Bank may be exercised at any time by the Bank and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of the Bank in connection with each of the Credit Documents are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.

                                   ARTICLE IX
                                 MISCELLANEOUS


    9.01 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Bank.

    9.02 Consents and Waivers. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

    9.03 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

    9.04 Costs and Attorney's Fees. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, pay or reimburse the Bank on demand for all reasonable costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration, and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any other Credit Document and any other documents prepared in connection herewith or therewith and the consummation of the transactions contemplated hereby and thereby, including reasonable attorney fees and disbursements incurred by the Bank with respect thereto; and in connection with the enforcement, attempted enforcement or preservation of any rights or remedies hereunder or under any Credit Document, including any "workout" or restructuring under this Agreement, including attorney fees and disbursements.

    9.05 Integration; Amendment. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower and the Bank. This Agreement may be amended or modified only in writing, signed by the Borrower and the Bank.

    9.06 Destruction of the Borrower's Documents. The Bank shall be under no obligation to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower and shall destroy or otherwise dispose of same at such time as the Bank, in its discretion, deems appropriate.

        9.07 Participations. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other person, firm, corporation or other entity (a "Participant") all or part of the obligations of the Borrower under this Agreement. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower which may be in the hands of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower, this Agreement; provided, however, that any such prospective Participant or Participant shall agree to keep any such information confidential.

        9.08 General Indemnification. The Borrower shall pay, indemnify, and the Bank, its parent company, and each of their officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, or disbursements (including attorneys' fees and disbursements) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation, or proceeding related to this Agreement, any violation of any Environmental Law by the Borrower, any release of a Hazardous Substance at or from any property of the Borrower, or the loans and other extensions of credit hereunder or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); Provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other obligations of the Borrower hereunder or under the other Credit Documents.

        9.09  Notices.

                (a) All notices, requests and other communications provided for hereunder shall be in writing and mailed or delivered to a party at its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other parties. Copies of all notices to the Borrower shall be sent to Spelling Entertainment Group Inc., 5700 Wilshire Blvd., Los Angeles,
        CA 90036, Attention: Thomas Carson, Executive Vice President and Chief Financial Officer, Fax: (213) 965-5829, and to Viacom Inc., 1515 Broadway, New York, New York 10036; Attention: Treasurer.

          (b) All such notices and communications shall, when transmitted by overnight delivery, be effective when delivered for overnight delivery, or if personally delivered, upon such personal delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

          (c) The Borrower acknowledges and agrees that any agreement of the Bank at Article II and Section 3.02 herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. Telephone requests may be made by any individual identified in writing to the Bank on a form acceptable to the Bank as being authorized to make such requests. The Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by the Borrower to make such requests without making independent inquiry. The Borrower assumes the full risk of, and the Bank shall not be responsible for, any delays or errors in transmission, and the obligation of the Borrower to repay the loans and other extensions of credit hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     9.10 Headings; Interpretation. Article, section, and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the words "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

     9.11 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     9.12 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        VIRGIN INTERACTIVE ENTERTAINMENT, INC.


                                        By:    /s/ THOMAS P. CARSON
                                               -------------------------------
                                        Title: Executive Vice President
                                               -------------------------------

                                        Address for Notices
                                        18061 Fifth Avenue
                                        Irvine, CA 92714
                                        Fax: (714) 833-8717


                                        BANK OF AMERICA NATIONAL TRUST AND
                                        SAVINGS ASSOCIATION


                                        By:    /s/ BRUCE THOMAS
                                               -------------------------------
                                        Title: Vice President
                                               -------------------------------


                                        Address for Notices
                                        Entertainment Media 15777
                                        555 South Flower Street, 10th Fl.
                                        Los Angeles, CA 90071
                                        Attn: Mr. Bruce Thomas
                                        Fax: (213) 228-3145


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